Exhibit 10.60

Bonuses for Named Executive Officers Awarded January 29, 2007

The 2006 bonuses to Nuvelo’s named executive officers are as follows:

Ted W. Love, M.D., Chairman and Chief Executive Officer:	$289,248

Michael D. Levy, M.D., Executive Vice President, Research and Development:	$184,828

H. Ward Wolff, Senior Vice President, Finance, and Chief Financial Officer:	$50,313

Lee Bendekgey, Senior Vice President and General Counsel:	$126,449